Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Agrees to Acquisition of Three Additional Handysize Vessels
Takes Delivery of Six Vessels
Declares $0.16 per Share Dividend for Q2 2010

New York, New York, August 9, 2010 – Baltic Trading Limited (NYSE:BALT) today reported its financial results for the three and six months ended June 30, 2010.

The following financial review discusses the results for the three and six months ended June 30, 2010. Since the Company began operations on October 2009 and took delivery of its first vessel on April 8, 2010, comparable historical data for the three months and six months ended June 30, 2009 is unavailable.

Second Quarter 2010 and Year-to-Date Highlights

•	Declared a $0.16 per share dividend payable on or about August 26, 2010 to all shareholders of record as at August 19, 2010 based on Q2 2010 results;

•	Recorded net income of $2.6 million, or $0.12 basic and diluted earnings per share for the second quarter;

•	Executed the credit agreement and other definitive documentation for a $100 million senior secured revolving credit facility, providing flexibility to fund future acquisitions;

•	Agreed to acquire three Handysize vessels from companies affiliated with Metrostar Management Corporation for an aggregate purchase price of $99.75 million;

•	Took delivery of five of the Company’s six initial vessels;

•	Took delivery of the Baltic Wind, the first vessel from the Metrostar acquisition; and

•	Reached agreements to enter into spot market-related time charters for 11 to 13.5 months on six vessels delivered to us through August 9, 2010.

Financial Review: 2010 Second quarter

The Company recorded net income for the second quarter of 2010 of $2.6 million, or $0.12 basic and diluted earnings per share. Comparatively, for the three months ended March 31, 2010 the Company recorded a net loss for the first quarter of 2010 of $0.5 million, or $0.09 basic and diluted net loss per share. The increase was primarily attributable to the operation of the first five vessels in our initial fleet.

EBITDA was $4.1 million for the three months ended June 30, 2010.

John C. Wobensmith, President and Chief Financial Officer, commented, “During the second quarter, we continued to achieve significant progress in the execution of our growth strategy. Specifically, we took delivery of five of the six vessels in our initial fleet. Consistent with our fleet deployment approach, these five vessels are currently trading on spot market-related charters with leading multi-national companies. Building upon our success, management agreed to acquire three Handysize vessels, including one newbuilding, from companies within the Metrostar group of companies. By once again capitalizing on an attractive acquisition environment in a quick and decisive manner, Baltic Trading is positioned to expand its modern high-quality fleet by 18.6% on a tonnage basis and increase its earnings power.”

Baltic Trading Limited’s revenues were $7.0 million for the three months ended June 30, 2010.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet were $25,657 per day for the three months ended June 30, 2010.

Total operating expenses were $4.1 million for the three months ended June 30, 2010 as compared to $0.5 million for the three month period ended March 31, 2010. Lack of vessel related operating expenses for the first quarter of 2010 was due to the fact that the initial vessel of the fleet was delivered on April 8, 2010.

Depreciation and amortization expenses were $1.2 million for the second quarter of 2010. General, administrative and management fees increased to $1.6 million from $0.5 million in the first quarter of 2010.

Daily vessel operating expenses, or DVOE, were $4,823. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for the second half of 2010 to be $5,100 per vessel per day on a weighted average basis.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2010 was $3.6 million. Net cash provided by operating activities for the six months ended June 30, 2010 was primarily a result of recorded net income of $2.1 million, depreciation and amortization of $1.2 million related to the operation of our initial fleet in addition to $1.1 million of amortization of non-vested stock compensation expense. There was also a $1.7 million payable due to the Company’s parent, Genco Shipping & Trading Limited, related to Sales and Purchase fees pursuant to the management agreement. Net cash provided by operating activities was offset by $1.5 million in prepaid and other current assets.

Net cash used in investing activities was $250.5 million for the six months ended June 30, 2010 and was related to the purchase of the five vessels in our initial fleet and deposits on vessels to be acquired.

Net cash provided by financing activities for the six months ended June 30, 2010 was $294.1 million and mainly consisted of $214.5 million of gross proceeds from the initial public offering, Genco Shipping & Trading Limited’s capital contribution in the amount of $75.0 million and $10.0 million of proceeds from our credit facility to finance the deposits for the Metrostar vessels.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our fleet, assuming deliveries of the vessels we recently agreed to acquire, will consist of two Capesize and four Supramax vessels, part of the company’s initial fleet of six vessels, as well as three Handysize vessels from the Metrostar acquisition. The aggregate carrying capacity of our fleet upon delivery of all such vessels will be approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We do not currently expect any of our vessels will be drydocked during 2010.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended	Six Months Ended
	June 30, 2010	June 30, 2010
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 6,991	$ 6,991

Operating expenses:
Voyage expenses	150	150
Vessel operating expenses	1,325	1,325
General, administrative and management fees	1,626	2,110
Depreciation and amortization	1,240	1,240
Other operating income	(206)	(206)
Total operating expenses	4,135	4,619

Operating income	2,856	2,372

Other (expense) income:
Interest income	140	162
Interest expense	(394)	(442)
Other expense:	(254)	(280)

Net income	$ 2,602	$ 2,092

Earnings per share - basic	$ 0.12	$ 0.15

Earnings per share - diluted	$ 0.12	$ 0.15

Weighted average shares outstanding - basic	21,999,088	13,954,644

Weighted average shares outstanding - diluted	27,705,420	17,736,721

	June 30, 2010	December 31, 2009
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$ 59,256	$ -
Current assets, including cash	61,516	-
Total assets	302,384	834
Current liabilities	3,845	850
Total long-term debt	9,975	-
Shareholders' equity (deficit)	288,564	(16)

	Six Months Ended
	June 30, 2010	June 30, 2009
	(unaudited)

Net cash provided by operating activities	$ 3,649	-
Net cash used in investing activities	(250,481)	-
Net cash provided by financing activities	294,089	-

	Three Months Ended	Six Months Ended
	June 30, 2010	June 30, 2010
FLEET DATA:	(unaudited)
Total number of vessels at end of period	5	5
Average number of vessels (1)	3.0	1.5
Total ownership days for fleet (2)	275	275
Total available days for fleet (3)	267	267
Total operating days for fleet (4)	264	264
Fleet utilization (5)	99.0%	99.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 25,657	25,657
Daily vessel operating expenses per vessel (7)	4,823	4,823

	Three Months Ended	Six Months Ended
	June 30, 2010	June 30, 2010
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Income	$ 2,602	$ 2,092
+ Net interest expense	254	280
+ Depreciation and amortization	1,240	1,240
EBITDA(8)	4,096	3,612

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.

(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

(8) EBITDA represents net income plus net interest expense taxes and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet, assuming deliveries of the vessels we recently agreed to acquire, will consist of two Capesize and four Supramax vessels, part of the company’s initial fleet of six vessels, as well as three Handysize vessels from the Metrostar acquisition. The aggregate carrying capacity of our fleet upon delivery of such vessels will be approximately 672,000 dwt.

Our current fleet contains three groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of June 30, 2010, the average age of our current fleet was 0.8 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s current fleet as well as the employment or other status of vessels expected to join Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery (2)

Capesize Vessels
Baltic Bear	2010	Cargill International S.A.	April 2011	BCI linked (4)	Delivered
Baltic Wolf	2010(3)	Cargill International S.A.	11 to 13.5 months from delivery	BCI linked (4)	Q4 2010

Supramax Vessels
Baltic Leopard	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	BSI linked (5)	Delivered
Baltic Panther	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	BSI linked (5)	Delivered
Baltic Jaguar	2009	Clipper Bulk Shipping N.V., Curacao	April 2011	BSI linked (5)	Delivered
Baltic Cougar	2009	AMN Bulkcarriers Inc.	July 2010 June 2011	19,750 BSI linked (6)	Delivered
Handysize Vessels
Baltic Wind	2009	Cargill International S.A.	May 2013	BHSI linked (7)	Delivered
Baltic Cove	2010	Cargill International S.A.	February 2014	BHSI linked (7)	Q3 2010
Baltic Breeze	2010(3)	Cargill International S.A.	46-48 months after delivery	BHSI linked (7)	Q3 2010

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)	Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(3)	Year built for vessels being delivered in the future is an estimate based on guidance received from the sellers and the relevant shipyard.
(4)
Under the terms of the agreements, the rate for the spot market-related time charter will be based on the average of the daily rates of the Baltic Capesize Index (BCI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  Baltic Trading will not be responsible for voyage expenses, including fuel.

(5)
The rate for the spot market-related time charter will be based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel. Specifically, for the Baltic Jaguar, the charterer will be able to deduct $5,000 from the average daily rates of the BSI for the first 50 days of charter since the vessel delivered to the charterer in Singapore-Japan range.

(6)
We have reached an agreement to enter the vessel in a spot market-related time charter based on 96% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel. The vessel commenced the spot market-related time charter following the expiration of its previous time charter on July 28, 2010.

(7)
The rate for each of the spot market-related time charters will be based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire will be paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

Credit Facility Details

On April 19, 2010, the Company announced that it executed a credit agreement and other definitive documentation for a $100 million senior secured revolving credit facility. The Company had previously announced the bank commitment for this credit facility, underwritten by Nordea Bank Finland plc, in the Registration Statement on Form S-1 for its initial public offering.

Under the terms of the four-year facility, amounts borrowed will bear interest at LIBOR plus a margin of 3.25%. The Company expects to use the facility primarily as bridge financing for future vessel acquisitions. Borrowings except those for working capital purposes are to be repaid with proceeds from follow-on equity offerings or otherwise within twelve months from drawdown. Borrowings not repaid within such twelve months will be converted into term loans and repaid in equal monthly installments over the subsequent twelve-month period. Borrowings of up to $25 million will be available for working capital purposes. Of the borrowings available for working capital purposes, the Company has drawn down $9.975 million to fund the deposits for the three vessels under the Metrostar acquisition at June 30, 2010.

Dividend Policy

Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. Dividends will be paid equally on a per-share basis between our Common Stock and our Class B Stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

Mr. Wobensmith concluded, “We are pleased to declare our initial dividend of $0.16 per share for the three months ended June 30, 2010. With three additional drybulk vessels scheduled to be delivered in 2010, Baltic Trading remains well positioned to take advantage of the positive long-term demand for essential drybulk commodities while maintaining a cost-effective operating platform, preserving a strong capital structure with little to no leverage and distributing sizeable dividends to shareholders.”

The following table illustrates the calculation of Cash Available for Distribution (non-cash adjustments we may disregard are not included):

Net Income
Less Fleet Related Capital Maintenance Expenditures
Plus Non-Cash Compensation

Cash Available for Distribution

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading’s fleet, assuming deliveries of the vessels we currently agreed to acquire, will consist of two Capesize and four Supramax vessels, part of the company’s initial fleet of six vessels, as well as three Handysize vessels from the Metrostar acquisition. The aggregate carrying capacity of our fleet upon delivery of such vessels will be approximately 672,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Tuesday, August 10, 2010 at 10:00 a.m. Eastern Time, to discuss its 2010 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (877) 719-9801 or (719) 325-4858 and enter passcode 1952465.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 1952465. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (xi) the Company’s acquisition or disposition of vessels; (xiii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire a total of three drybulk vessels; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.